 FORM 4                                                                                                         OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number
    subject to Section 16. Form                                                                           Expires:
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
                                       |   S2 Golf Inc. GOLF                               |       X   Director         X  10% Owner
-------------------------------------------------------------------------------------------|       X   Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |           Chief Executive Officer
                                       |     Security Number     |     Month/Year          |      ___  Other (specify below)
MAURER       RICHARD           M.      |     of Reporting        |                         |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |   X  Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ___ Form filed by more than one
Three Gateway Center                   |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities          | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   Acquired(A)         | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   or Disposed of (D)  | Beneficially| Form:   | Indirect
                                       |   Year)       |               |   (Instr. 3, 4, and 5)| Owned at End| Direct  | Bene-
                                       |               | --------------|-----------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  | Price | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |       |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |       |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
Common Stock                           |  6/28/99      |   P   |       |  500   |      | $2.25 |    1,300    |    I    | by
                                       |               |       |       |        |      |       |             |         | Richard
                                       |               |       |       |        |      |       |             |         | M.
                                       |               |       |       |        |      |       |             |         | Maurer
                                       |               |       |       |        |      |       |             |         | Revo-
                                       |               |       |       |        |      |       |             |         | cable
                                       |               |       |       |        |      |       |             |         | Trust
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |       |    1,000    |    I    | by trust
                                       |               |       |       |        |      |       |             |         | f/b/o
                                       |               |       |       |        |      |       |             |         | Christopher
                                       |               |       |       |        |      |       |             |         | C.
                                       |               |       |       |        |      |       |             |         | Maurer
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |       |    1,000    |    I    | by trust
                                       |               |       |       |        |      |       |             |         | f/b/o
                                       |               |       |       |        |      |       |             |         | Mark E.
                                       |               |       |       |        |      |       |             |         | Maurer
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |       |1,399,096    |    I    | by Wesmar
                                       |               |       |       |        |      |       |             |         | Partners
                                       |               |       |       |        |      |       |             |         | Limited
                                       |               |       |       |        |      |       |             |         | Partnership
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
                                       |               |       |       |        |      |       |             |         |
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
                                       |               |       |       |        |      |       |             |         |
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
                                       |               |       |       |        |      |       |             |         |
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
                                       |               |       |       |        |      |       |             |         |
---------------------------------------|---------------|-------|-------|--------|------|-------|-------------|---------|---------
                                       |               |       |       |        |      |       |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)


FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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Call Options (rights to buy)   | $2.3125      |               |       |       |      |       | Immed.  |        | Common |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Call Options (rights to buy)   | $3.0625      |               |       |       |      |       | Immed.  |        | Common |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |    7,500       |         D         |               |
--------------|----------------|-------------------|---------------|
              |   50,000       |         D         |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                      /s/ Richard M. Maurer                           7/8/99
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2